Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Provides Update on Senior Notes Interest Payment

CALGARY, ALBERTA, August 15, 2013 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) today announced that Lone Pine Resources Canada Ltd. (“LPR Canada”) elected not to make the US$10,115,625 semi-annual interest payment due on August 15, 2013 in respect of its outstanding 10.375% senior notes due 2017 (the “Senior Notes”).

The indenture, dated February 14, 2012 (the “Indenture”), among LPR Canada, the Company and certain other guarantors and U.S. Bank National Association, as trustee (the “Trustee”), governing the Senior Notes provides that the failure to make such interest payment, if not cured within 30 days, will result in an event of default under the Indenture, and thereafter the Trustee or the holders of at least 25% in aggregate principal amount of the Senior Notes will have the right to declare the Senior Notes immediately due and payable at their principal amount together with accrued interest; however, holders of a majority in principal amount of the outstanding Senior Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. Accordingly, if LPR Canada has not made the interest payment by September 16, 2013, an event of default under the Indenture will occur. As of August 15, 2013, there was US$195 million aggregate principal amount of Senior Notes outstanding.

LPR Canada’s failure to make an interest payment on the Senior Notes could also lead to a cross default under the credit agreement dated as of March 18, 2011, by and among Lone Pine, LPR Canada, JPMorgan Chase Bank, N.A., Toronto Branch as Administrative Agent and the other agents and Lenders (as defined in the Credit Agreement) party thereto (as amended, the “Credit Agreement”), which cross default could entitle the Lenders, in the absence of a waiver or forbearance agreement, to accelerate the Credit Agreement indebtedness. As of August 15, 2013, Lone Pine had approximately Cdn$178 million outstanding under the Credit Agreement.

As previously disclosed, Lone Pine is focused on addressing its liquidity and leverage issues, and during the past several weeks Lone Pine has been engaged in discussions with the holders of a majority of the aggregate principal amount of the Senior Notes regarding a possible restructuring or refinancing of the Senior Notes and the indebtedness outstanding under the Credit Agreement. Those discussions with the holders are continuing, however there is no assurance that such discussions will be successful or that an agreement on the terms of a restructuring or refinancing will be obtained before the end of the 30-day Indenture cure period.  Lone Pine also remains in active dialogue with its syndicate of Lenders regarding its restructuring and refinancing efforts.

If Lone Pine fails to restructure or refinance its current outstanding indebtedness within the time parameters available to it under the Credit Agreement and the Indenture or otherwise, or if any of its indebtedness is accelerated, Lone Pine will likely not have adequate liquidity to fund its operations, meet its obligations (including its debt payment obligations) and continue as a going concern, and will likely be forced to seek relief under the Canadian Companies’ Creditors Arrangement Act (“CCAA”) and Chapter 11 or 15 of the U.S. Bankruptcy Code (or an involuntary petition for bankruptcy relief or similar creditor action may be filed against it).

Lone Pine’s common stock is currently listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”). If Lone Pine files or announces an intent to file for relief under the CCAA and Chapter 11 or 15 of the U.S. Bankruptcy Code and because Lone Pine is currently below a continued listing standard enumerated in section 802.01B of the NYSE Listed Company Manual, Lone Pine will be subject to immediate suspension and delisting from the NYSE.  In addition, if Lone Pine’s average global market capitalization is less than US$15 million over a consecutive 30 trading-day period, then, pursuant to section 802.01B of the NYSE Listed Company Manual, the NYSE will promptly initiate suspension and delisting procedures against Lone Pine, and Lone Pine will not be eligible to use sections 802.02 and 802.03 of the NYSE Listed Company Manual to appeal such suspension and delisting procedures.

Continued listing of Lone Pine’s common stock on the TSX is subject to compliance with the applicable requirements of the TSX Company Manual.  Under section 708 of the TSX Company Manual, if Lone Pine files for relief under the CCAA and Chapter 11 or 15 of the U.S. Bankruptcy Code or any other creditor arrangement, bankruptcy or similar proceedings are instituted, the TSX may in its discretion immediately halt trading on the TSX of, and thereafter delist, Lone Pine’s common stock.  In addition and in accordance with section 710 of the TSX Company Manual, the TSX may delist Lone Pine’s common stock if, in the opinion of the TSX, Lone Pine’s financial condition is such that its ability to continue as a going concern is questionable.  The TSX retains broad discretion to halt trading in and delist Lone Pine’s common stock in these and other circumstances.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, aims, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this news release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that forward-looking statements may include statements with respect to, among other things: our future financial condition and results of operations; our access to capital and expectations with respect to liquidity, capital resources and our ability to continue as a going concern; our estimates of future capital expenditures; our future revenues, our cash flows and expenses; our plans to dispose of non-core assets; our plans to restructure or refinance our Senior Notes and the indebtedness outstanding under our Credit Agreement or otherwise complete a comprehensive restructuring; our future business strategy and other plans and objectives for future operations; our future development opportunities and production mix; our outlook on oil, natural gas and NGL prices; the amount, nature and timing of future capital expenditures, including future development costs; and our ability to access the capital markets to fund capital and other expenditures.

These risks relating to Lone Pine include, but are not limited to, our level of indebtedness; our ability to make the August 15, 2013 interest payment on the Senior Notes by September 16, 2013; our ability to pursue a strategic restructuring, refinancing or other transaction which may be necessary for us to continue as a going concern, and which ability may be limited in light of our current liquidity situation; any determination by us to make a filing for relief under the CCAA and Chapter 11 or Chapter 15 of the U.S. Bankruptcy Code or the filing of an involuntary petition for bankruptcy against us, and the impact of any such filing on our business and operations; our ability to generate sufficient cash flow from operations or obtain adequate financing to fund our capital expenditures and meet working capital needs and our ability to continue as a going concern; our ability to comply with the terms and conditions of the Credit Agreement and the Senior Notes Indenture, and in the event that we are unable to comply with such terms and conditions, our ability to pay any accelerated indebtedness; a significant reduction in the borrowing base under the Credit Agreement; the volatility of our stock price, and the ability of our common stock to remain listed and traded on the NYSE and TSX; our ability to maintain relationships with suppliers, customers, employees, stockholders and other third parties in light of our current liquidity situation; the volatility of oil, natural gas and NGL prices, and the related differentials between realized prices and benchmark prices; a continuation of depressed natural gas prices; the availability of capital on economic terms to fund our significant capital expenditures and acquisitions; our ability to obtain adequate financing to pursue other business opportunities; our ability to replace and sustain production; a lack of available drilling and production equipment, and related services and labor; increases in costs of drilling, completion, production equipment and related services and labor; unsuccessful exploration and development drilling activities; regulatory and environmental risks associated with exploration, drilling and production activities; declines in the value of our oil and natural gas properties, resulting in a decrease in the borrowing base under the Credit Agreement and ceiling test write-downs; the adverse effects of changes in applicable tax, environmental and other regulatory legislation; a deterioration in the demand for our products; the risks and uncertainties inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and the timing of expenditures; the risks of conducting exploratory drilling operations in new or emerging plays; intense competition with companies with greater access to capital and staffing resources; the risks of conducting operations in Canada and the impact of pricing differentials, fluctuations in foreign currency exchange rates and political developments on the financial results of our operations; the uncertainty related to the pending litigation against us; and other risks as described in reports that Lone Pine files with the SEC and with Canadian securities regulators, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

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Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

Tim Granger

President & Chief Executive Officer

Tel.: (403) 292-8000

Shane Abel

Vice President, Finance & Chief Financial Officer

Tel.: (403) 292-8000